                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
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

[logo]
                             2049 CENTURY PARK EAST
                             LOS ANGELES, CALIFORNIA 90067-3101
                             (310) 551-4306 FAX (310) 551-4366

IT IS ADVISABLE TO KEEP THE INFORMATION SET FORTH IN THIS BROCHURE AS A PERMANENT DOCUMENT FOR REFERENCE CONCERNING THE SERIES E CUMULATIVE PREFERRED STOCK DISCUSSED BELOW.

                                                                   March 8, 1995

Dear Shareholder,

We are pleased to announce that on January 25, 1995, Teledyne's Board of Directors declared a quarterly dividend of $0.25 per share payable on March 8, 1995, to holders of record on February 15, 1995. The ex-distribution date for the dividend was February 9, 1995. The dividend is being distributed in two components on each share of Teledyne, Inc. Common Stock ("Common Stock") as follows:

    (1) $0.10 in cash, and

    (2) $0.15 (.01 share) of a new $15.00 stated amount of Teledyne, Inc. Series E Cumulative Preferred Stock ("Series E Preferred Stock"). On each 100 shares of Common Stock you own, you will receive 1 share of Series E Preferred Stock.

       Shareholders who own less than 100 shares of Common Stock will not receive a Series E Preferred Stock certificate, but will receive a check representing cash in lieu of the preferred stock fractional share interest. All fractional share interests of the preferred stock will be settled in cash using a $15.00 full share settlement price (I.E., 1 share Common Stock = .01 fractional share of preferred stock X $15.00 = $0.15; 2 shares Common Stock = .02 fractional share of preferred stock X $15.00 = $0.30, etc.).

Teledyne Series E Preferred Stock (CUSIP 879335 60 2) will trade on the New York Stock Exchange under the trading symbol "TDYPrE." Series E Preferred Stock will pay a semi-annual dividend of $0.60 per share on March 1st and September 1st, commencing September 1, 1995. The dividend and the redemption rights of the Series E Preferred Stock are more fully described in Annex A, attached hereto.

We are including this brochure with each certificate and check forwarded to record holders receiving the multiple components of the dividend distribution. Shareholders who own their Common Stock beneficially through a brokerage house or bank ("street name holder") will receive the dividend distribution through such firm, and should direct any questions concerning the distribution to their broker or bank.

The certificate or check enclosed with this letter is registered in the name(s) recorded on the Common Stock records as of the record date, February 15, 1995. Any changes in registration subsequent to the record date would not be reflected on the enclosed certificate. If you sold shares of Common Stock prior

                                                                 . . . continued

March 8, 1995
Page 2

to the ex-distribution date (February 9, 1995), but such shares remained in your name on the record date, the broker executing the sale will claim from you the dividend payment due the buyer of your shares.

THE SERIES E PREFERRED STOCK ISSUED IN PAYMENT OF THIS DIVIDEND SHOULD NOT BE CONFUSED WITH THE TELEDYNE, INC. SERIES D PREFERRED STOCK ("SERIES D PREFERRED STOCK") SET ASIDE IN CONNECTION WITH THE STOCKHOLDER RIGHTS PLAN DESCRIBED IN OUR JANUARY 31, 1995 LETTER TO ALL SHAREHOLDERS. THE SERIES D PREFERRED STOCK HAS NOT BEEN ISSUED, AND TO OUR KNOWLEDGE, THERE HAS BEEN NO EVENT THAT WOULD TRIGGER THESE RIGHTS. IF SUCH AN EVENT EVER OCCURS, SHAREHOLDERS WILL BE NOTIFIED.

This brochure also contains:

Annex A:     summary description of the new Series E Preferred Stock,
Annex B:     summary description of the  federal income tax consequences  of the Series  E
             Preferred Stock dividend, and
Annex C:     certain information furnished pursuant to the proxy rules issued by the U. S.
             Securities and Exchange Commission.

We hope you find the descriptive information helpful, and we appreciate your interest in Teledyne.

Sincerely,

    [SIG]                                         [SIG]
William P. Rutledge                               Donald B. Rice
CHAIRMAN AND                                      PRESIDENT AND
  CHIEF EXECUTIVE OFFICER                         CHIEF OPERATING OFFICER

Enclosures

                                                                         ANNEX A

                       DESCRIPTION OF THE TELEDYNE, INC.
                      SERIES E CUMULATIVE PREFERRED STOCK

    THE FOLLOWING SUMMARY DESCRIPTION OF THE MATERIAL TERMS OF THE TELEDYNE, INC. SERIES E CUMULATIVE PREFERRED STOCK IS DERIVED FROM THE SUMMARY DESCRIPTION CONTAINED IN TELEDYNE'S FORM 8-A REGISTRATION STATEMENT DATED FEBRUARY 9, 1995 (THE "REGISTRATION STATEMENT"), FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IN WASHINGTON, D.C. THE COMPLETE "CERTIFICATE OF DESIGNATION" REFERRED TO IN THE FOLLOWING SUMMARY DESCRIPTION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS AN EXHIBIT TO THE REGISTRATION STATEMENT, WHICH IS A PUBLICLY AVAILABLE DOCUMENT.

    On  January  25,  1995,  the  Board  of  Directors  of  Teledyne,  Inc. (the
"CORPORATION") declared a dividend that included as a component one-one-hundredth (1/100th) of a share of Series E Cumulative Preferred Stock (the "SERIES E CUMULATIVE PREFERRED STOCK") for each outstanding share of the Corporation's Common Stock, par value $1.00 per share (the "COMMON STOCK"), such shares of Series E Cumulative Preferred Stock to be issuable with a stated value of $15.00 per share (with cash being paid in lieu of fractional shares such that each holder of record of one hundred shares of Common Stock will receive one share of Series E Cumulative Preferred Stock). The dividend is payable on March 8, 1995 to stockholders of record on February 15, 1995.

    The following summary of terms of the Series E Cumulative Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Corporation's Restated Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), including the Certificate of Designation, Preferences and Rights of the Series E Cumulative Preferred Stock (the "CERTIFICATE OF DESIGNATION"), copies of which are exhibits to the Registration Statement and are hereby incorporated herein by reference.

    The Certificate of Incorporation authorizes the issuance of 15,000,000 shares of preferred stock, par value $1.00 per share ("PREFERRED STOCK"). No shares of preferred stock are currently outstanding, although 100,000 shares of Teledyne, Inc. Series D Preferred Stock have been reserved for issuance pursuant to the Preferred Share Purchase Rights of the Corporation currently outstanding. The preferred stock may be issued from time to time in one or more series, without stockholder approval, with such powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions as shall be established by the Board of Directors. Thus, without stockholder approval, the Corporation could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and affect the other rights of the holders of the Corporation's Common Stock.

GENERAL

    The Certificate of Designation establishes the series of Series E Cumulative Preferred Stock and authorizes the issuance of up to 2,500,000 shares thereof. When issued, the Series E Cumulative Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Series E Cumulative Preferred Stock will have no preemptive rights with respect to any shares of capital stock of the Corporation or any other securities of the Corporation convertible into or carrying rights or options to purchase any such shares. The Series E Cumulative Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to redeem or retire the Series E Cumulative Preferred Stock. Unless redeemed by the Corporation, the Series E Cumulative Preferred Stock will have a perpetual maturity. The New York Stock Exchange has approved the Series E Cumulative Preferred Stock for listing under the symbol "TDYPrE." Any Series E Cumulative Preferred Stock redeemed or otherwise acquired by the Corporation will, upon cancellation of such shares, have the status of authorized but unissued preferred stock without designation as to series.

RANKING

    The Series E Cumulative Preferred Stock will rank junior to any shares of preferred stock which by their terms are expressly made senior to the Series E Cumulative Preferred Stock ("SENIOR SHARES") both as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and will rank on parity with any shares of preferred stock which by their terms are expressly placed on parity with the Series E Cumulative Preferred Stock ("PARITY SHARES") with respect to such matters. The Series E Cumulative Preferred Stock will rank senior to the Common Stock, any additional class of common stock and any series of preferred stock expressly made junior to the Series E Cumulative Preferred Stock ("JUNIOR SHARES") both as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. The Corporation has the right to create Senior Shares, Parity Shares, Junior Shares and new series of Common Stock, increase the authorized number of Senior Shares, Parity Shares, Junior Shares and shares of Common Stock, and issue additional Senior Shares, Parity Shares, Junior Shares and shares of Common Stock without the consent of any holder of shares of Series E Cumulative Preferred Stock. See "Voting Rights" below.

DIVIDENDS

    Subject to the limitations discussed below, holders of shares of Series E Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the date of the initial issuance of any particular shares of Series E Cumulative Preferred Stock at the rate of $1.20 per share of Series E Cumulative Preferred Stock per annum. Such semi-annual dividends, whether or not declared out of funds legally available therefor, will be "due," for all purposes of the Certificate of Designation, semi-annually on March 1 and September 1 in each year (a "DIVIDEND PAYMENT DATE"), commencing with the first such date that occurs following the date of issuance of particular shares (and, in the case of any due on unpaid dividends, at such additional times as determined by the Board of Directors). Each such dividend will be due and payable to holders of record as they appear on the stock records of the Corporation at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Corporation. Unpaid dividends on shares of Series E Cumulative Preferred Stock will not bear interest. The amount of dividends due for shares of Series E Cumulative Preferred Stock for each dividend period (including the dividend period during which such shares were issued) shall be $0.60 per share, without proration on the basis of the length of time any particular shares of Series E Cumulative Preferred Stock have been outstanding or otherwise. If at any time the Corporation has failed to pay accrued dividends on any Senior Shares at the time such dividends are payable or has failed to make any sinking fund or mandatory redemption payments on Senior Shares, the Corporation may not pay any dividend on the Series E Cumulative Preferred Stock.

    If at any time the Corporation has failed to pay dividends on any shares of Series E Cumulative Preferred Stock at the time such dividends are due, or if the Corporation has defaulted in providing funds for the payment of the redemption price of any shares of Series E Cumulative Preferred Stock called for redemption or has defaulted in its obligations regarding the payment of dividends with respect to shares of Series E Cumulative Preferred Stock called for redemption, the Corporation shall not (i) authorize, create or issue any new shares of Series E Cumulative Preferred Stock, other than to the extent that the Corporation has, prior to such failure or default, irrevocably declared a dividend obligating the Corporation to do so, (ii) declare, pay or set aside for payment any dividend on the shares of Common Stock, on any Junior Shares or on any Parity Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other acquisition of, any shares of Common Stock, any Junior Shares or any Parity Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in shares of Common Stock or Junior Shares), (iii) purchase any shares of Series E Cumulative Preferred Stock or Parity Shares (except for consideration payable in shares of Common Stock or Junior Shares), or redeem fewer than all of the shares of Series E Cumulative Preferred Stock then outstanding, or (iv) permit any corporation or other entity, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Corporation (a "SUBSIDIARY"), to purchase any shares of Common Stock, Junior Shares, Parity Shares or Series E Cumulative Preferred Stock, unless, in each case, (i) all due but unpaid dividends on the Series E Cumulative Preferred Stock have been or contemporaneously are declared and paid in full or declared and a sum sufficient for payment of such dividends has been irrevocably set aside in trust and (ii) all defaults with respect to the Company's obligations relating to any shares of Series E Cumulative Preferred Stock called for redemption have been cured.

REDEMPTION

    The shares of Series E Cumulative Preferred Stock will be redeemable at any time at the option of the Corporation, in whole but not in part, out of funds legally available for such purpose, at a redemption price per share of $15.00. In addition, the Corporation will be required to redeem the shares of Series E Cumulative Preferred Stock in whole upon the occurrence of a "Change of Control" (as defined below), out of funds legally available for such purpose, at a redemption price per share of $16.50. "CHANGE OF CONTROL" shall mean, in general, either (a) the acquisition by any person, entity or group of beneficial ownership of fifty percent (50%) or more of the combined voting power of the Corporation's outstanding securities, or (b) any merger, consolidation or reorganization to which the Corporation is a party, or any sale, assignment, lease, conveyance or other disposition of all or substantially all of the Corporation's assets, in one transaction or a series of related transactions, to any person other than a Subsidiary, unless, immediately following the consummation of such transaction or series of related transactions, the persons who were the Corporation's stockholders immediately before such consummation are the beneficial owners of at least fifty percent (50%) of the combined voting power of the then outstanding securities of the surviving, resulting or transferee corporation in substantially the same proportion as their ownership of the combined voting power of the then outstanding securities of the Corporation immediately prior to such consummation. However, an acquisition of voting securities of the Corporation either (i) from the Corporation or (ii) by
(a) an employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any Subsidiary, (b) the Corporation or (c) any Subsidiary.

    Immediately prior to any redemption of shares of Series E Cumulative Preferred Stock, the Corporation shall pay in cash, or irrevocably set aside in trust for payment in cash, out of funds legally available for such purpose, the aggregate of (i) any dividends due and unpaid in respect of any dividend period that has ended prior to the redemption date specified in the notice described below and (ii) the dividend that would be due pursuant to the Certificate in respect of the dividend period during which the redemption date occurs. If such redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of record of shares of Series E

Cumulative Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend due on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Unless the Corporation shall default in providing funds for the payment of the redemption price of the shares of Series E Cumulative Preferred Stock or shall default in its obligations regarding the payment of dividends with respect to shares of Series E Cumulative Preferred Stock called for redemption, the Corporation shall make no payment or allowance for unpaid dividends on shares of Series E Cumulative Preferred Stock called for redemption.

    Notice of redemption will be given to the holders of the Series E Cumulative Preferred Stock by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, in the case of an optional redemption, or not less than ten (10) days nor more than sixty (60) days prior to the redemption date, in the case of a mandatory redemption. The redemption date will be the date specified in the notice of redemption given to the holders of Series E Cumulative Preferred Stock and, in the case of a mandatory redemption, will be the thirtieth (30th) business day after the date of the Change of Control. A summary of such notice will also be provided by publication in THE WALL STREET JOURNAL or THE NEW YORK TIMES.

    From and after the redemption date (unless the Corporation defaults in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in the notice or defaults in its obligations regarding the payment of dividends with respect to shares of Series E Cumulative Preferred Stock called for redemption), (i) such shares will no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as holders of shares of Series E Cumulative Preferred Stock will cease (except the rights to receive the cash payable upon such redemption, without interest from the date of such redemption, upon surrender and endorsement of their certificates if so required and to receive dividends in accordance to the extent described in the preceding paragraph).

LIQUIDATION PREFERENCE

    In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of any shares of Series E Cumulative Preferred Stock are entitled to receive the liquidation preference of $15.00 per share of Series E Cumulative Preferred Stock, plus an amount equal to the aggregate of (i) all dividends due and unpaid thereon in respect of any dividend periods that have ended prior to the date of final distribution to holders of Series E Cumulative Preferred Stock (whether or not declared), and (ii) the dividend that would be due in respect of the dividend period during which the final distribution to such holders occurs, such amount to be received before any distribution is made to the holders of Junior Shares or shares of Common Stock, but the holders of shares of Series E Cumulative Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Shares at the time outstanding have been paid in full. The holders of shares of Series E Cumulative Preferred Stock and all Parity Shares (if any) are entitled to share ratably, in accordance with the respective amounts payable thereon, in any such distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the Series E Cumulative Preferred Stock, the holders of such shares are not entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger to which the Corporation is a party, nor the sale or transfer of all or part of the Corporation's assets, will be considered a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

VOTING RIGHTS

    Holders of shares of Series E Cumulative Preferred Stock will not have any voting rights except as described below or as required by applicable law.

    If at any time dividends on any shares of Series E Cumulative Preferred Stock, whether or not declared, have not been paid in an aggregate amount equal to or greater than three semi-annual dividends on such shares (whether or not consecutive), the number of directors constituting the whole Board of Directors of the Corporation will automatically be increased by two and the holders of the shares of Series E Cumulative Preferred Stock, voting noncumulatively as a single class, will be entitled to elect such additional two directors to the Corporation's Board of Directors until all due and unpaid dividends have been paid in full or declared and irrevocably set aside in trust for payment.

    The affirmative vote of at least two-thirds of the shares of Series E Cumulative Preferred Stock, voting as a separate class, is required to approve an amendment of any provision of the Certificate of Incorporation or the Certificate of Designation to alter or change the powers, preferences or special rights (including voting powers and rights) of shares of Series E Cumulative Preferred Stock so as to affect them adversely. The same affirmative vote is required to approve any merger, consolidation or reorganization pursuant to the terms of which the Series E Cumulative Preferred Stock would not remain outstanding in accordance with the terms of the Certificate of Designation, unless the terms of such transaction provide that the holders of shares of Series E Cumulative Preferred Stock would receive at least the same amount in cash per share as they would receive in connection with a mandatory redemption that were to occur at the time of the consummation of such merger, consolidation or reorganization. The affirmative vote of at least three-fourths of the shares of Series E Cumulative Preferred Stock, voting as a single class, is required for the authorization or creation of any shares of preferred stock that are not Senior Shares, Parity Shares or Junior Shares. However, without limiting such other actions as would not be deemed to alter or change the powers, preferences or special rights (including voting powers and rights) of holders of shares of Series E Cumulative Preferred Stock so as to affect them adversely, neither (i) the creation, authorization or issuance of any Senior Shares, Parity Shares, Junior Shares or shares of Common Stock, nor (ii) subject to the provisions of clause (i) in the second paragraph under the caption "Dividends", above, any increase in the authorized number of shares of Series E Cumulative Preferred Stock set forth in the Certificate of Designation will require the consent of the holders of Series E Cumulative Preferred Stock or be deemed to alter or change the powers, preferences or special rights (including voting powers and rights) of holders of shares of Series E Cumulative Preferred Stock so as to affect them adversely. In addition, the above-described voting requirements do not apply if notice of redemption of the shares of Series E Cumulative Preferred Stock has been given and funds have been irrevocably deposited in trust for such redemption.

    Except as required by law, the holders of shares of Series E Cumulative Preferred Stock will not be entitled to vote on any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation.

    Because the shares of Series E Cumulative Preferred Stock must be redeemed following a Change of Control, it is possible that, depending on various factors, including the number of shares of Series E Cumulative Preferred Stock outstanding, the Series E Cumulative Preferred Stock may have an effect on whether a Change of Control occurs or the terms of any transaction pursuant to which a Change of Control would occur.

                                                                         ANNEX B

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    THIS ANNEX IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO SHAREHOLDERS RECEIVING THE TELEDYNE, INC. SERIES E CUMULATIVE PREFERRED STOCK (THE "PREFERRED STOCK"). THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS, INTERNAL REVENUE SERVICE ("IRS") RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME BY LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION. ANY SUCH CHANGES COULD BE RETROACTIVELY APPLIED IN A MANNER THAT COULD ADVERSELY AFFECT A HOLDER OF THE PREFERRED STOCK. NO INFORMATION OR DISCUSSION IS PROVIDED HEREIN WITH RESPECT TO FOREIGN, STATE OR LOCAL TAX LAWS, ESTATE AND GIFT TAX CONSIDERATIONS, OR OTHER TAX ISSUES. THIS INFORMATION APPLIES TO SHAREHOLDERS WHO HOLD TELEDYNE, INC. COMMON STOCK ("COMMON STOCK") AND WILL HOLD THE PREFERRED STOCK AS A "CAPITAL ASSET" WITHIN THE MEANING OF SECTION 1221 OF THE CODE. IN ADDITION, THE TAX CONSEQUENCES TO A PARTICULAR TYPE OF HOLDER (INCLUDING LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, BANKS, DEALERS IN SECURITIES AND FOREIGN PERSONS) MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN.

    ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK.

RECEIPT OF PREFERRED STOCK

    The Company believes that the receipt of Preferred Stock by holders of Common Stock should not be currently taxable to such holders. However, the Preferred Stock should constitute "Section 306 Stock," to the extent of current or accumulated earnings and profits of the Company determined at the end of 1995 allocable to the value of such Preferred Stock, which will have certain ordinary income consequences upon sale, exchange or redemption. See "Sale, Exchange or Redemption" below. Receipt of cash in lieu of fractional shares of Preferred Stock should constitute a dividend to the recipients, to the extent of current and accumulated earnings and profits of the Company determined at the end of 1995 allocable to such distributions.

    A holder of Common Stock receiving a distribution of Preferred Stock will be required to allocate the tax basis in the shares of Common Stock with respect to which a share of Preferred Stock is received between such Common Stock and Preferred Stock in proportion to the relative fair market values of such Common Stock and Preferred Stock. Such holder's holding period in the Preferred Stock will include the period the respective Common Stock was held.

DIVIDEND DISTRIBUTIONS ON PREFERRED STOCK

    Cash dividend distributions paid on the Preferred Stock will be taxable as ordinary income to a holder to the extent of the Company's current or accumulated earnings and profits as determined for federal income tax purposes at the end of the Company's respective taxable year. To the extent a dividend distribution exceeds the Company's current and accumulated earnings and profits, such distribution will be treated first as a return of capital, reducing the holders' adjusted tax basis in the Preferred Stock, and then as a capital gain. Although the Company currently expects that it will have sufficient current or accumulated earnings and profits to cover the payment of dividends on the Preferred Stock, the availability of current and accumulated earnings and profits will depend upon the future operations and profitability of the Company.

    Under Code Section 243, dividends received by a corporation may be eligible for the 70% dividends-received deduction, to the extent they are made out of current or accumulated earnings and profits. However, the applicability of the dividends-received deduction is subject to certain holding period limitations set forth in Code Section 246. Moreover, if the purchase of the Preferred Stock is "debt-financed" within the meaning of Section 246A of the Code, the dividends-received deduction may be reduced or eliminated. Corporate holders of Preferred Stock also should consider the application of the "extraordinary dividend" rules of Code Section 1059 as well as the possible reduction or elimination of the benefit of the dividends-received deduction due to the corporate alternative minimum tax provisions of the Code. Regular dividends paid to a corporate holder of the Preferred Stock should not constitute extraordinary dividends under Section 1059 of the Code.

DISPOSITIONS OF PREFERRED STOCK

    In general, a taxable disposition of Section 306 Stock will result in ordinary income to the holder. If such disposition is a redemption, all of the proceeds will be dividend income to the extent of current and accumulated earnings and profits determined at the end of the year of redemption. Dispositions other than redemptions will result in the receipt of ordinary income to the extent of the lesser of the value of consideration received on disposition and the amount that would have been treated as a dividend if cash equal to the fair market value of the Section 306 Stock had been distributed instead of the Section 306 Stock. Any excess of the amount realized on a disposition other than a redemption over the amount treated as ordinary income plus the adjusted basis of the Section 306 Stock will be treated as gain from the sale of such stock. No loss will be recognized on such disposition, but the basis of the Section 306 Stock represented by such disallowed loss will be transferred to the Common Stock held by the holder of the Section 306 stock. If the full amount of proceeds on disposition are taxable as ordinary income, the full basis in the Section 306 Stock will be transferred to the Common Stock held by the holder of the Section 306 stock. In addition, special rules limit the deductibility of charitable contributions of Section 306 Stock.

    There are several exceptions to the above general rules, including the following: dispositions resulting in the complete termination of any stock interest of the holder in the Company; dispositions resulting from complete liquidation of the Company; dispositions which qualify for non-recognition of gain or loss under the Code; and dispositions not in pursuance of a plan having as one of its principal purposes the avoidance of Federal income tax. BECAUSE CERTAIN OF THE EXCEPTIONS TO THE SECTION 306 STOCK DISPOSITION RULES ARE BASED ON THE SPECIFIC FACTS AND CIRCUMSTANCES OF EACH HOLDER OF PREFERRED STOCK, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF ANY PLANNED DISPOSITION OF THE PREFERRED STOCK.

    If an exception to the Section 306 Stock disposition rules applies, upon the sale or exchange of shares of Preferred Stock, the holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the Preferred Stock. The resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period of the Preferred Stock is more than one year.

    A  redemption of shares  of the Preferred  Stock which is  excepted from the
Section 306 Stock disposition rules will be taxable as a sale or exchange if the redemption (a) results in a "complete termination" of the shareholder's stock interest in the Company under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the shareholder under Section 302(b)(2) of the Code, (c) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code, or (d) is from a noncorporate shareholder in partial liquidation of the Company under Section 302(b)-(4) of the Code. In determining whether any of these tests has been met, shares considered to be owned by the shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code (pursuant to which a shareholder will be deemed to own shares owned by certain related individuals and entities or shares subject to an option), as well as the shares actually owned, would generally be taken into account. If the redemption of shares of Preferred Stock for cash satisfies any of the above Section 302 tests with respect to a holder, such holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis in the redeemed shares. If the redemption does not satisfy any of the Section 302 tests, the gross proceeds will be treated as a distribution taxable as a dividend to the extent of the Company's current or accumulated earnings and profits during the year of redemption and any excess will be treated first as a return of capital and then as a capital gain.

    A holder whose proceeds from a redemption is taxed as a dividend would transfer the tax basis in the Preferred Stock redeemed (reduced for any amounts treated as the non-taxed portion of extraordinary dividends under Section 1059 or as a return of capital) to any retained stock interest in the Company.

GENERAL BACK-UP WITHHOLDING

    Under Section 3406 of the Code and the applicable Treasury regulations, a holder of Common Stock or Preferred Stock may be subject to back-up withholding tax at the rate of 31% with respect to dividend distributions and the proceeds of a sale, exchange or redemption of the Preferred Stock. Unless the holder is exempt from back-up withholding, the Company or a broker will be required to deduct and withhold the tax if (i) the holder fails to furnish a taxpayer identification number ("TIN"), (ii) the IRS notifies the Company or the broker that the TIN furnished by the holder is incorrect, (iii) there has been a notified holder under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (iv) there has been a failure of the holder to certify under the penalty of perjury that the holder is not subject to withholding under Section 3406(a)(1)(D) of the Code. As a result, if any one of the events discussed above occurs, the Company or the broker generally will be required to withhold a tax equal to 31% from any taxable payment  made with  respect  to the  Common  Stock or  Preferred  Stock.
Holders should consult their tax advisors regarding their qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption.

FOREIGN WITHHOLDING

    Dividends paid to foreign holders of Common Stock or Preferred Stock may be subject to a 30% withholding tax. However, a foreign holder will be taxed at ordinary federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of such foreign holder within the United States and therefore will not be subject to the 30% withholding tax described above. The withholding tax may be decreased if the holder qualifies for a reduced withholding rate on dividends under an applicable U.S. tax treaty. Foreign holders must comply with certain certification and disclosure requirements to claim treaty benefits or an exemption from withholding tax under the foregoing rules.

REPORTING REQUIREMENTS

    Reports will be made annually or otherwise as may be required to the IRS and to the holders of record that are not excepted from such reporting requirements with respect to distributions on the Common Stock and Preferred Stock.

                                                                         ANNEX C

                         CERTAIN ADDITIONAL INFORMATION

    TELEDYNE, INC. (THE "COMPANY") IS ENGAGED IN AN "ELECTION CONTEST" FOR PURPOSES OF RULE 14A-11 PROMULGATED PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934 ACT, AS AMENDED (THE "1934 ACT"), BY REASON OF THE NOMINATION BY WHX CORPORATION OF A SLATE OF INDIVIDUALS FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY AT THE 1995 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY. RULE 14A-11 REQUIRES CERTAIN INFORMATION TO BE PROVIDED IN ANY "SOLICITATION" MADE PRIOR TO FURNISHING SECURITY HOLDERS A WRITTEN PROXY STATEMENT CONTAINING CERTAIN SPECIFIED INFORMATION. THE COMPANY DOES NOT CONSIDER THAT THE FOREGOING LETTER CONSTITUTES A "SOLICITATION" FOR THE PURPOSES OF THE PROXY RULES PROMULGATED PURSUANT TO THE EXCHANGE ACT, INCLUDING RULE 14A-11. HOWEVER, THE FOLLOWING INFORMATION IS FURNISHED PURSUANT TO RULE 14A-11 IN THE EVENT THAT THE FOREGOING LETTER MAY BE DEEMED TO CONSTITUTE A "SOLICITATION" FOR SUCH PURPOSES.

    The following individuals, all of whom are directors of Teledyne, may be deemed participants in the solicitation of proxies on behalf of Teledyne's Board of Directors: Frank V. Cahouet (Chairman of the Board, Chief Executive Officer and President of Mellon Bank Corporation); Diane C. Creel (Chairwoman, Chief Executive Officer and President of The Earth Technology Corporation); George Kozmetsky (Executive Associate for Economic Affairs, University of Texas System, and Director of IC(2) Institute); Donald B. Rice (President and Chief Operating Officer of Teledyne); George A. Roberts (private investor); William P. Rutledge (Chairman of the Board and Chief Executive Officer of Teledyne); Fayez Sarofim (Chairman of the Board and President of Fayez Sarofim & Co.); and Henry E. Singleton (rancher and private investor). Each of Mr. Cahouet and Ms. Creel is the direct beneficial owner of 100 shares of Teledyne's Common Stock ("Common Stock"). Dr. Kozmetsky, either directly, through his spouse or RGK Foundation, Inc. (a charitable foundation of which he is a trustee), may be deemed to be the beneficial owner of 2,903,230 shares of Common Stock. Dr. Rice is the direct beneficial owner of 106,000 shares of Common Stock (including 70,000 shares subject to stock options exercisable within 60 days of February 17, 1995). Dr. Roberts, directly and through his spouse, may be deemed to be the beneficial owner of 428,415 shares of Common Stock. Mr. Rutledge is the direct beneficial owner of 219,000 shares of Common Stock (including 210,000 shares subject to stock options exercisable within 60 days of February 17, 1995). Mr. Sarofim, individually and through Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) and the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim is trustee), may be deemed to be the beneficial owner of 1,366,250 shares of Common Stock. Dr. Singleton is the direct beneficial owner of 7,272,260 shares of Common Stock. Dr. Kozmetsky disclaims beneficial ownership of the 794,509 shares of Common Stock held in the name of RGK Foundation, Inc. and the 79,000 shares of Common Stock held in his spouse's name. Dr. Roberts disclaims beneficial ownership of the 8,593 shares of Common Stock held in his spouse's name. The foregoing share ownership numbers are as of February 17, 1995. Drs. Roberts and Singleton are also beneficial owners of $852,000 and $28,000 principal amount, respectively, of Teledyne debt securities.

    Each of Messrs. Roberts, Sarofim and Singleton is a Director of both Argonaut Group, Inc. ("Argonaut") and Unitrin, Inc. ("Unitrin"), which are former subsidiaries of Teledyne. Teledyne was during 1994, and continues to be, a party to certain contracts and transactions with Argonaut, Unitrin and their respective subsidiaries. As of January 31, 1995, Teledyne's directors and executive officers beneficially owned, in the aggregate, in excess of 20% and 25% of the outstanding common stock of

Argonaut and Unitrin, respectively. During 1994, Teledyne paid approximately $393,000 to Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation ("MBC"), for banking services and anticipates using such banking services in the future. As of January 31, 1995, MBC or its subsidiaries may be deemed to have beneficially owned 396,000 shares of Common Stock and may have owned certain debt securities of Teledyne (including shares of Common Stock and debt securities held by MBC and its subsidiaries for their respective accounts and by trusts and other accounts over which MBC or its subsidiaries exercise investment discretion). In addition, as of February 21, 1995, Fayez Sarofim & Co., through numerous investment advisory accounts over which it may exercise investment discretion, may be deemed to have beneficially owned approximately $2.55 million principal amount of Teledyne debt securities.

   [LOGO]

                      2049 CENTURY PARK EAST
                      LOS ANGELES, CALIFORNIA 90067-3101
                      (310) 551-4306 FAX (310) 551-4366

                                                                   March 8, 1995

Dear Teledyne Street Name Shareholder:

Enclosed is a copy of a booklet being sent to registered shareholders of Teledyne, Inc. Common Stock regarding our recently announced quarterly dividend payment. We encourage you to read it carefully.

To summarize, Teledyne's Board of Directors declared a dividend of $.25 per share of Common Stock on January 25, payable $.10 in cash and $.15 in a new Series E Cumulative Preferred Stock on March 8 to holders of record on February
15. The enclosed booklet contains information about the terms of the Series E Preferred Stock and certain federal income tax consequences of its issuance.

As a street name holder, your dividend payment will be reflected in your next brokerage statement through cash and/or preferred stock credits to your account. Any questions you may have about these credits should be directed to your broker. Please be aware that only shareholders who purchased Teledyne shares on or before February 8, 1995 qualify for this dividend payment.

Sincerely,

[SIG]                                     [SIG]
William P. Rutledge                       Donald B. Rice
CHAIRMAN AND                              PRESIDENT AND
  CHIEF EXECUTIVE OFFICER                   CHIEF OPERATING OFFICER